NEWS RELEASE
P. O. Box 6429 - Greenville, South Carolina - 29606 - (864) 298-9800

For Immediate Release

Contact:    John Calmes
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION ANNOUNCES UPCOMING RETIREMENT OF CHAIRMAN AND CEO SANDY MCLEAN

GREENVILLE, S.C. (June •, 2015) - World Acceptance Corporation (NASDAQ: WRLD) (the “Company”) today announced that A. Alexander (Sandy) McLean, III will retire as CEO and as a director of the Company effective September 30, 2015 after 26 years of service. Pursuant to the Company’s succession planning, the Board of Directors intends to appoint Ms. Janet Lewis Matricciani, the Company’s current Chief Operating Officer, to succeed Mr. McLean as CEO effective upon his retirement. In the meantime, Ms. Matricciani will be named to the Board of Directors to fill a current vacancy. Ms. Matricciani has served as Chief Operating Officer since January 2014. Mr. Ken R. Bramlett, Jr., the Company’s current Lead Independent Director who has served on the Board since 1993, will assume the role of Chairman of the Board effective upon Mr. McLean’s retirement.

Mr. McLean, who has been the Company’s CEO since 2006 and served in numerous capacities prior to that time, has overseen the transformation of the Company during his many years at the helm.

“I want to sincerely thank Sandy for his extraordinary service and contributions to our Company during his long and distinguished career with World,” said Mr. Bramlett. “Sandy’s leadership and dedication have been instrumental to our growth and success over these many years. We will certainly miss Sandy and wish him all the best in the next phase of his life. And though Sandy is a tough act to follow, we are confident in Janet’s abilities to transition into the CEO role and lead the Company going forward.”

“I have been extremely privileged to be a part of the World Acceptance team for these many years and to have worked with so many talented and dedicated colleagues in order to grow our Company and position it for future success,” said Mr. McLean. “I feel that this is the appropriate time to move forward with our succession plan, and I look forward to supporting Janet and the Company in a smooth transition and thereafter enjoying my retirement and other interests.”

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,320 offices in 15 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.